Exhibit 99.1

Kabe Exploration Inc. Announces 3 for 1 Stock Split and New Investor Awareness Campaign

Kabe Exploration Inc. (OTCBB: KABX) today announced a 3 for 1 forward split of its common stock. The stock split will be effective at the open of business, December 11, 2012. In connection with the stock split, the number of authorized shares of the Company’s common stock will increase from 750,000,000 to 2,250,000,000 and the number of shares outstanding will increase from 41,318,250 to approximately 123,954,750. The Company also announced a new investor awareness campaign with investor relations firm Stock Operators.net. The IR firm has developed a strategic six month investor awareness campaign to build a strong investor network. The Company’s management team believes retaining a well-respected investor relations firm reflects the Company’s commitment to its investors.

About Kabe Exploration Inc.

Based in San Diego, California, Kabe Exploration Inc. is an oil & gas exploration and development company that acquires mineral rights in prolific shale plays for production.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends, “plans,” “should,” “seeks,” “pro forma,” “anticipates,” “estimates,” “continues,” or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions.  A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under “Risk Factors” and “Our Business.” Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons.